Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment Number 1 to the Registration Statement on Form S-1 of our report dated March 28, 2019, with respect to the consolidated financial statements of Capricor Therapeutics, Inc. and Subsidiary appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

December 11, 2019